Exhibit 10.28

Universal 409A Definition Document

Except as may be specifically agreed to in writing by the CVS Health Corporation (the “Company”) after December 31, 2008 or as may otherwise be specifically provided in an applicable plan document, for purposes of benefits or amounts covered by Section 409A of the Internal Revenue Code (the “Code”):

1. “Specified Employee” shall have the meaning ascribed thereto by Section 409A of the Code and the regulations promulgated thereunder and in determining whether an employee is a Specified Employee, the following rules shall apply:

(a)
The compensation of the Employee shall be determined in accordance with the definition of compensation provided under Treas. Reg. Section 1.415(c)-2(d)(3) (wages within the meaning of Section 3401(a) of the Code for purposes of income tax withholding at the source, plus amounts excludible from gross income under Sections 125(a) and 402(e)(3) of the Code).

(b)
Notwithstanding anything herein to the contrary, (i) if a different definition of compensation has been designated by the Company with respect to another nonqualified deferred compensation plan in which a key employee participates, the definition of compensation shall be the definition provided in Treas. Reg. Section 1.409A-1(i)(2), and (ii) the Company may, through action that is legally binding with respect to all nonqualified deferred compensation plans maintained by the Company, elect to use a different definition of compensation.

(c)
In the event of corporate transactions described in Treas. Reg. Section 1.409A-1(i)(6), the identification of Specified Employees shall be determined in accordance with the default rules described therein, unless the Company elects to utilize the available alternative methodology through designations made within the timeframes specified therein.

(d)	Specified Employee Identification Date means December 31, unless the Company has elected a different date through compensation plans maintained by the Employer.

(e)	Specified Employee Effective Date means the first day of the fourth month following the Specified Employee Identification

Date, unless a different date is selected in writing by the Company for this purpose.

2. Except as provided in an employment agreement with the Company the term “retirement” when used in a plan, arrangement or agreement shall mean with respect to an employee a termination of employment after the earlier of age 55 and 10 years of service and age 60 and 5 years of service; provided, however, that the definition shall not apply for purposes of any Company plan that is qualified under Section 401 of the Internal Revenue Code.

3. Change in Control shall have the meaning described in Section 10(c) of the 1997 Incentive Compensation Plan.

4. “termination of employment”, “employment is terminated” and other similar words shall mean with respect to an employee

(a)	“Separation from Service” as such term is defined in the Income Tax Regulations under Section 409A of the Code as modified by the rules described below:

(i)
except in the case where the employee is on a bona fide leave of absence pursuant to the Company’s policies as provided below, the employee is deemed to have incurred a Separation from Service on a date if the Company and the employee reasonably anticipate that the level of services to be performed by the employee after such date would be permanently reduced to 20% or less of the average services rendered by the employee during the immediately preceding 36-month period (or the total period of employment, if less than 36 months), disregarding periods during which the employee was on a bona fide leave of absence;

(ii)
if the employee is absent from work due to military leave, sick leave, or other bona fide leave of absence pursuant to the Company’s policies, the employee shall incur a Separation from Service on the first date that the rules of (a)(i), above, are satisfied following the later of (i) the 6 month (12 month for a disability leave of absence) anniversary of the commencement of the leave or (ii) the expiration of the employee’s right, if any, to reemployment under statute, contract or to Company policy. For this purpose, a “disability leave of absence” is an absence due to any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 6 months, where such impairment causes the employee to be unable to perform the duties of his job or a substantially similar job;

(iii)	for purposes of determining whether another organization is an Affiliate of the Company, common ownership of at least 50% shall be determinative;

(iv)
the Company specifically reserves the right to determine whether a sale or other disposition of substantial assets to an unrelated party constitutes a Separation from Service with respect to an employee providing services to the seller immediately prior to the transaction and providing services to the buyer after the transaction. Such determination shall be made in accordance with the requirements of Section 409A of the Code; or

(b)	for any plan or arrangement that is not subject to the rules of Section 409A of the Code, the complete cessation of providing service to the Company or any Affiliate as an employee.

5. “unforeseeable emergency”, “hardship” and similar words shall mean with respect to an employee or former employee a severe financial hardship to the employee resulting from an illness or accident of the employee, the employee’s spouse, the employee’s beneficiary, or the employee’s dependent (as defined in Code Section 152, without regard to Sections 152(b)(1), (b)(2), and (d)(1)(B)); loss of the employee’s property due to casualty (including the need to rebuild a home following damage to a home not otherwise covered by insurance); or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the employee including, for example, the imminent foreclosure of or eviction from the employee’s primary residence, the need to pay for medical expenses, including non-refundable deductibles, as well as for the costs of prescription drug medication, or other circumstances, all as permitted by Income Tax Regulations Section 1.409A-3(i)(3).

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